EXHIBIT 3.1

                     CERTIFICATE OF AMENDMENT OF

                     CERTIFICATE OF INCORPORATION

                                  OF

                    CONSERVATION ANGLERS MFG., INC.


It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is "NEWPORT INTERNATIONAL GROUP INC."

      2. The certificate of incorporation of the Corporation is hereby amended by striking out Article One thereof and by substituting in lieu of said Article the following new Article:

      "Name:  The name of the Corporation is Newport International
Group Inc."

      3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

      THE UNDERSIGNED, being an officer of Conservation Anglers Mfg., Inc. for the purposes of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation law of the State of Delaware, does make this Amended Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this 31st day of January, 2001.



                                         /s/ Solomon Lam
                                         ------------------------
                                         Solomon Lam
                                         President